Exhibit 23.2

101 Larkspur Landing Suite 321 Larkspur, CA 94939

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Akerna Corp., on Form S-4/A (Pre-Effective Amendment No. 1 Form S-4/A) of our report dated April 16, 2023 with respect to our audits of Gryphon Digital Mining, Inc.’s, (the “Company”), consolidated financial statements as of December 31, 2022 and 2021 and for each of the years in the two-year period ending December 31, 2022. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern,

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

Larkspur, CA

July 5, 2023